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                                                                    Exhibit 99.6

     Pursuant to the provisions of Instruction 2 to Item 601, the Registrant omits the following documents:

     1. Retention Agreement between Del Monte Corporation and Paul H. Mullan, dated December 11, 1995 (the "Mullan Retention Agreement"). The Mullan Retention Agreement is substantially similar in all material respects to the Retention Agreement between Del Monte Corporation and Brian E. Haycox, dated December 11, 1995 (the "Haycox Retention Agreement") filed as Exhibit 10.6. The Mullan Retention Agreement differs from the Haycox Retention Agreement only as to the parties thereto.

     2. Retention Agreement between Del Monte Corporation and William J. Spain, dated January 1, 1992 (the "Spain Retention Agreement"). The Spain Retention Agreement is substantially similar in all material respects to the Retention Agreement between Del Monte Corporation and Thomas E. Gibbons, dated January 1, 1992 (the "Gibbons Retention Agreement") filed as Exhibit 10.5. The Gibbons Retention Agreement differs from the Spain Retention Agreement only as to the parties thereto.

     3. Retention Agreement between Del Monte Corporation and Brent D. Bailey, dated January 19, 1998 (the "Bailey Retention Agreement"). The Bailey Retention Agreement is substantially similar in all material respects to the Retention Agreement between Del Monte Corporation and Glynn M. Phillips, dated October 5, 1994 (the "Phillips Retention Agreement") filed as Exhibit 10.4. The Bailey Retention Agreement differs from the Phillips Retention Agreement only as to the parties thereto.